CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-173334 on Form N-2 of our report dated January 27, 2011, relating to the financial statements and financial highlights of Energy Income and Growth Fund, appearing in the Annual Report on Form N-CSR of Energy Income and Growth Fund for the year ended November 30, 2010.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
July 26, 2011